 exHIBIT 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

Barclays Bank Delaware:

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Servicing Criteria, that Barclays Bank Delaware (the Company or the Asserting Party) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Servicing Criteria) for the asset-backed securities transactions backed by credit card receivables, for which transactions the Asserting Party acted as servicer as of and for the year ended December 31, 2021 (the Reporting Period), that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the related asset-backed securities were outstanding during the Reporting Period (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform. The Company has determined that servicing criterion 1122(d)(2)(i) is applicable to the activities performed by the Company with respect to the Platform only as it relates to sending payments on the pool assets to the trustee. The Company has determined that servicing criterion 1122(d)(2)(iv) is applicable to the activities performed by the Company with respect to the Platform only as it relates to providing direction to the Trustee relative to custodial bank account origination and maintenance. The Company has determined that servicing criterion 1122(d)(3)(i) is applicable to the activities performed by the Company with respect to the Platform only as it relates to clauses (A) and (C), the monitoring of the preparation and filing of investor reports and the signing of investor reports. The Company has determined that servicing criterion 1122(d)(3)(ii) is applicable to the activities performed by the Company with respect to the Platform only as it relates to the forwarding of allocation and remittance instructions to the trustee. Appendix B to management’s Report on Assessment of Compliance with Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

As described in the accompanying Report on Assessment of Compliance with Servicing Criteria, for servicing criterion 1122(d)(2)(i) the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related servicing criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that Barclays Bank Delaware complied with the aforementioned Servicing Criteria, including servicing criterion 1122(d)(2)(i) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2021 is fairly stated, in all material respects.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 25, 2022